UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Golden Minerals Company
(Name of Registrant as Specified In Its Charter)

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350 Indiana Street, Suite 800

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 21, 2015

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Golden Minerals Company will be held at the Courtyard by Marriott Denver West/Golden, 14700 W. 6th Avenue Frontage Road, Golden, CO 80401 on Thursday, May 21, 2015 at 9:00 a.m., Denver time, for the following purposes:

1.             To elect eight (8) directors to hold office until the 2016 annual meeting of stockholders or until their successors are elected;

2.             To ratify the selection of EKS&H, LLLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.             To approve, on an advisory basis, the compensation of our named executive officers; and

4.             To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Our board of directors has fixed the close of business on March 23, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

The Proxy Statement, proxy card, and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2014, are available at www.proxyvote.com.

April 10, 2015
By order of the Board of Directors,

Deborah J. Friedman
Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY AND/OR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

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GOLDEN MINERALS COMPANY

350 Indiana Street, Suite 800

Golden, Colorado 80401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2015

This Proxy Statement is furnished to the stockholders of Golden Minerals Company (“Golden Minerals,” the “Company,” or “we”) in connection with the solicitation of proxies by the board of directors of Golden Minerals to be voted at the annual meeting of stockholders on May 21, 2015, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement, proxy card and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2014, were made available to stockholders on or about April 10, 2015.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Golden Minerals has elected to provide access to its proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, who will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis by writing to Karen Winkler, Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2015:

The Proxy Statement, proxy card, and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2014, are available at www.proxyvote.com.

ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your common stock at the annual meeting of stockholders on May 21, 2015. This Proxy Statement describes matters on which we would like you to vote at our annual meeting. It also provides you with information on these matters so that you may make an informed decision.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following three items of business:

(1)                                 To elect eight (8) directors to hold office until the 2016 annual meeting of stockholders;

(2)                                 To ratify the selection of EKS&H, LLLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(3)                                 To approve, on an advisory basis, the compensation of our named executive officers.

Stockholders will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the board’s recommendations?

Our board of directors recommends that you vote:

•                  FOR the election of each of the eight (8) nominated directors (see “Proposal No. 1”)

•                  FOR the ratification of the appointment of EKS&H, LLLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (see “Proposal No. 2”)

•                  FOR the approval, on an advisory basis, of the compensation of our named executive officers (see “Proposal No. 3”)

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of March 23, 2015, the record date for the meeting, we had 53,162,833 shares of common stock outstanding. This amount includes 592,005 shares of unvested restricted common stock issued pursuant to our Amended and Restated 2009 Equity Incentive Plan, which are not entitled to vote at the annual meeting. Therefore, as of March 23, 2015, 52,570,828 shares of common stock were outstanding and are entitled to vote at the annual meeting. You can vote all of the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we have sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. You may vote by proxy via the Internet or telephone by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by filling out the proxy card included with the materials or by calling the toll free number found on the proxy card.

Beneficial Owner.  If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the annual meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other holder of record (i.e., in street name) and wish to attend the meeting, you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement as of March 23, 2015, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 8:30 a.m., Denver time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How may I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted by you in person only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

How may I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy card or via the Internet or telephone by following the instructions provided in the Notice. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the instructions included in the Notice or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other holder of record.

Proxies submitted properly by one of the methods described above will be voted in accordance with the instructions contained therein. If you submit a proxy but do not provide voting directions, the proxy will be voted “FOR” each of the eight director nominees, “FOR” the ratification of the appointment of EKS&H, LLLP as our independent registered public accounting firm, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and in such manner as the proxy holders named on the proxy determine, in their discretion, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

If your shares are held through a broker, bank or other nominee (collectively referred to as “brokers”), under applicable rules of the NYSE MKT LLC (“NYSE MKT”) (the exchange on which our common stock is traded), the broker will vote your shares according to the specific instructions it receives from you. If the broker does not receive voting instructions from you, the broker may vote only on proposals that are considered “routine” matters under the NYSE MKT rules. Under the NYSE MKT rules and guidance, the election of directors is no longer a “routine” matter on which your broker may vote without your instructions. As such, at this year’s annual meeting, your broker may vote without your instructions only on the ratification of the appointment of EKS&H, LLLP as our independent registered public accounting firm for 2015. The broker’s failure to vote on the election of directors or on the approval, on an advisory basis, of the compensation of our named executive officers because the broker lacks discretionary authority to do so, commonly referred to as a “broker non-vote,” will not affect the outcome of the vote on either of these matters.

May I change my vote or revoke my proxy after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office located at 350 Indiana Street, Suite 800, Golden, Colorado 80401; (2) executing and delivering a later dated proxy card; or (3) by the Internet or telephone by following the voting instructions provided in the Notice. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority (over 50%) of the shares of our common stock outstanding and entitled to vote as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you properly submit a proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.  In the election of directors, eight (8) candidates will be elected by a plurality of affirmative votes. That is, the eight (8) candidates that receive the highest number of affirmative votes will be elected to serve on our board of directors.

Ratification of EKS&H, LLLP.  The affirmative vote of a majority of the outstanding shares of common stock present at the meeting (either in person or by proxy) will be required for ratification.

Advisory vote on the compensation of our named executive officers. The affirmative vote of a majority of the outstanding shares of common stock present at the meeting (either in person or by proxy) will be required to approve the advisory vote on the compensation of our named executive officers.

How may I vote on each of the proposals?

In the election of directors, you may vote FOR any one or more, or all, of the nominees, or your vote may be WITHHELD with respect to any one or more, or all, of the nominees. For the ratification of EKS&H, LLLP, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.  For approval, on an advisory basis, of the compensation of our named executive officers, you may vote FOR or AGAINST, or you may indicate that you wish to ABSTAIN from voting.

Who will count the proxy votes?

Votes will be tabulated by Broadridge Financial Solutions.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this Proxy Statement. If you grant a proxy, any of the officers named as proxy holder, Jeffrey G. Clevenger, Robert P. Vogels, Deborah J. Friedman, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

No action is proposed at this meeting for which the laws of the state of Delaware or our Bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

Who will bear the cost of this proxy solicitation?

The cost of this proxy solicitation will be borne by Golden Minerals. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, email, or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in so doing.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The board of directors unanimously recommends that the Company’s stockholders vote FOR the election of the following eight (8) nominees:

Jeffrey G. Clevenger

W. Durand Eppler

Michael T. Mason

Ian Masterton-Hume

Kevin R. Morano

Terry M. Palmer

Andrew N. Pullar

David H. Watkins

The board of directors has nominated for election at the annual meeting Messrs. Clevenger, Eppler, Mason, Masterton-Hume, Morano, Palmer, Pullar and Watkins to serve until the 2016 annual meeting of stockholders or until their successors are elected. Each nominee is currently a director of Golden Minerals and has consented to being named as a nominee.

The eight (8) candidates that receive the highest number of affirmative votes will be elected to serve on our board of directors.

The following table sets forth the name, residence, age, and current positions of each nominee:

Name and Residence	Age	Position
Jeffrey G. Clevenger(1)	65	Director, Chairman of the Board of Directors
Colorado, USA
W. Durand Eppler(2)(4)	61	Director, Chairman of the Corporate Governance and Nominating Committee
Colorado, USA
Michael T. Mason(4)	70	Director
New York, USA
Ian Masterton-Hume(3)	64	Director
New South Wales, Australia
Kevin R. Morano(3)(4)	61	Director, Chairman of the Compensation Committee
Florida, USA
Terry M. Palmer(2)(4)	70	Director, Chairman of the Audit Committee
Colorado, USA
Andrew N. Pullar	43	Director
Cayman Islands
David H. Watkins(2)(3)	70	Director
British Columbia, Canada

(1)         Mr. Clevenger also serves as our President and Chief Executive Officer.

(2)         Member of the Audit Committee.

(3)         Member of the Compensation Committee.

(4)         Member of the Corporate Governance and Nominating Committee.

Information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

Jeffrey G. Clevenger.  Mr. Clevenger has served as our Chairman of our board and as our President and Chief Executive Officer since March 2009. He has over 40 years of experience in the mining industry. Mr. Clevenger served as a director and President and Chief Executive Officer of our predecessor, Apex Silver Mines Limited (“Apex Silver”) from October 2004 until March 2009. Mr. Clevenger worked as an independent consultant from 1999 when Cyprus Amax Minerals Company, his previous employer, was sold until he joined Apex Silver in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. In determining Mr. Clevenger’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in the mining industry, including the operating, management, and executive positions he has held previously at several other mining companies.

W. Durand Eppler.  Mr. Eppler has served as a director of our Company since March 2009. Mr. Eppler has over 30 years of experience in the natural resources industry and has served since 2004 as a partner of Sierra Partners, LLC, a private investment and advisory firm he founded. The firm focuses exclusively on mining, oil and gas and energy resource industries and has both domestic and international experience. From June 2005 until August 2008, Mr. Eppler was President and Chief Executive Officer of Coal International Plc, an international coal mining and development company. From 1995 to 2004, Mr. Eppler held various positions at Newmont Mining Corporation, the world’s second largest gold producer, and its subsidiaries, including Vice President of Newmont Capital, Ltd. (2002 to August 2004), Vice President, Corporate Development of Newmont Mining Corporation (2001 to 2002), President of Newmont Indonesia (1998 to 2001) and Vice President, Corporate Planning of Newmont Mining Corporation (1995 to 1998). Prior to joining Newmont, Mr. Eppler served as the Managing Director, Metals & Mining for Chemical Securities, Inc., a subsidiary of Chemical Bank (now JPMorgan Chase), where he was responsible for relationship management, technical support, corporate finance services, credit marketing and transaction execution for clients in the global precious metals, industrial and energy resources businesses. He currently serves on the boards of directors of Vista Gold Corporation, Frontier Mining Limited and Plata Latina Minerals Corporation, and he served on the boards of Augusta Resource Corporation, Allied Nevada Gold Corporation and Northern Energy Mining Company during the last five years. Mr. Eppler holds a B.A. in Geography & Religion from Middlebury College and an M.S. in Mineral Economics from the Colorado School of Mines. Mr. Eppler is a member of the Society of Mining Engineers of A.I.M.E. and a member of the Global Leadership Council, College of Business, Colorado State University. In determining Mr. Eppler’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance, corporate development in public mining companies, and management in the base and precious metals mining industries.

Michael T. Mason.  Mr. Mason has served as a director of our Company since September 2011, when he joined our board in connection with the business combination with ECU Silver Mining Inc. (“ECU”). Mr. Mason has more than 40 years of experience in the minerals and mining industry, including experience in the marketing of precious and base metals and other commodities. Prior to the business combination, Mr. Mason had been a director of ECU since April 2001. Mr. Mason is Chairman and Chief Executive Officer of Geovic Mining Corporation, serving as Chief Executive Officer since January of 2011 and as Chairman since February 2012. Mr. Mason has served as a director of Geovic Mining Corporation since May 2005. Since 1996, Mr. Mason has been a Managing Partner of Mineral Services, LLC, a private metals marketing consulting firm. During his career, Mr. Mason has held various executive positions at exploration and mining companies including serving as Chief Financial Officer of Global Gold Corporation from 2006 to 2007, Chief Financial Officer of Euromax Ltd. from 2005 to 2006, and President of MBMI Resources Inc. from 2002 to 2011. Mr. Mason served as director of Euromax Ltd. from 2003 to 2010 and director of MBMI Resources Inc. from 2001 to 2011. In determining Mr. Mason’s qualifications to serve on our board of directors, the board has considered, among other things, his experience in metals marketing, in the minerals and mining industry, and with ECU’s businesses and operations.

Ian Masterton-Hume.  Mr. Masterton-Hume has served as a director of our Company since March 2009. He has over 30 years of experience in the natural resources industry. From January 2000 until December 2008, he was a partner of The Sentient Group, an independent private equity investment firm specializing in the global resources industry, which he also cofounded. The Sentient Group is the Company’s largest stockholder holding approximately 27% of our outstanding common stock. Since December 2008, Mr. Masterton-Hume has acted as a consultant to The Sentient Group. From 1994 to 2000, Mr. Masterton-Hume served as a consultant to AMP Society’s Private Capital Division, focused on international mining and telecommunications investments primarily in North and South America, Russia and the Pacific Rim. His experience prior to 1994 includes serving as a consultant to Equatorial Mining in Santiago, Chile regarding development of its copper assets, and approximately 23 years of investment management and investment banking experience for companies in Australia and the United Kingdom, including Impala Pacific Corporation in Hong Kong, Bain & Company in Sydney, Australia and the Jessel Group of companies in London and South Africa. He is currently a director of Iron Road Limited, Silver City Minerals Limited and African Energy Resources Limited, and he served as a director of Marengo Mining Limited since April 2014, Norsemont Mining Inc. from February 2008 to July 2011, Andean Resources Ltd. from 2005 through 2010 and Apex Silver from 2007 through 2009. Mr. Masterton-Hume attended both Harrow School (England) and Nice University (France). In determining Mr. Masterton-Hume’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance, and corporate development and mine project development in South America, together with his experience serving as a director of small publicly held mineral exploration and development companies operating in South America.

Kevin R. Morano.  Mr. Morano has served as a director of our Company since March 2009. He has over 35 years of experience in the mining industry. Mr. Morano has been Managing Principal of KEM Capital LLC, a private equity investment company and provider of management advisory services, since March 2007. Prior to forming his own company, Mr. Morano held a number of senior executive positions at major American public companies including a 21 year career at ASARCO Incorporated, a global copper mining company and specialty chemicals and aggregates producer, which was acquired by Grupo Mexico in December 1999. At ASARCO, Mr. Morano served in various senior executive capacities including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. He currently serves as a director of Bear Creek Mining Company, and he served as a director of Apex Silver from 2000 through March 2009. From March 2002 to March 2007, Mr. Morano was employed at Lumenis Ltd initially as Chief Financial Officer and subsequently as Senior Vice President for Marketing and Business Development. From May 2000 through October 2001, Mr. Morano served as the Chief Financial Officer of Exide Technologies. Mr. Morano holds a B.Sc. in Finance from Drexel University and an M.B.A. from Rider University. In determining Mr. Morano’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in the mining industry, public and private finance and management experience at public mining companies.

In April 2006, the SEC filed a complaint against Lumenis Ltd., one of its former officers and Mr. Morano, the Chief Financial Officer of Lumenis, alleging violations of federal securities laws in connection with the accounting for certain Lumenis sales transactions included in its 2002 and 2003 financial statements. Without admitting or denying the allegations in the complaint, Mr. Morano consented to the entry, in September 2008, of a final consent judgment that, among other things, enjoins Mr. Morano from violating various provisions of the federal securities laws. In February 2015, the SEC issued an order reinstating Mr. Morano to appear and practice before the SEC as an accountant responsible for the preparation and review of financial statements.

Terry M. Palmer.  Mr. Palmer has served as a director of our Company since March 2009. He has over 40 years of financial, management and accounting experience with a particular focus on the mining industry. Since January 2003, Mr. Palmer has worked on a part-time basis for and is a principal of the CPA firm of Marrs, Sevier & Company LLC. He spent 36 years at Ernst & Young LLP where he rose from a staff position to partner responsible for audit and advisory services to major international mining companies and serving as the technical consulting partner for SEC-related business. Mr. Palmer is currently a director and Chairman of the Audit Committee of Allied Nevada Gold Corp. and Sunward Resources Ltd. and he served as a director of Apex Silver from September 2004 through March 2009. Mr. Palmer holds a B.Sc. in Business Administration from Drake University and an M.B.A. from the University of Denver. He is a certified public accountant and a member of the American Institute and Colorado Society of Certified Public Accountants. In determining Mr. Palmer’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise as an audit partner at Ernst & Young LLP focused on public mining companies, his knowledge about and experience in the types of accounting and financial issues faced by public mining companies, and his experience as a director of exploration, development, and small public mining companies.

Andrew N. Pullar.  Mr. Pullar has served as a director of our Company since July 2013. Mr. Pullar is the Chief Executive Officer and a director of The Sentient Group, an independent private equity investment firm specializing in the global resources industry. The Sentient Group is the Company’s largest stockholder holding approximately 27% of our outstanding common stock. Prior to joining The Sentient Group in 2009, Mr. Pullar worked as a portfolio manager for Baker Steel Capital Managers in London and Sydney from 2004 to 2009. Prior to this, Mr. Pullar was a senior metals and mining analyst at AME Mineral Economics in Sydney, worked as a mining engineering consultant for Behre Dolbear in London and Sydney, and served in various mining engineering and production positions at De Beers and Gold Fields in South Africa. Mr. Pullar is currently a director of  Pershimco Resources Inc., Brazil Potash Corp. and holds various directorship positions on funds of The Sentient Group.  Mr. Pullar previously served as a director of ECI Exploration and Mining Inc. from May 2010 to April 2012.  Mr. Pullar holds a degree in Mining Engineering from the University of the Witwatersrand, a South African Mine Managers Certificate and the U.K. Society of Investment Professionals Investment Manager Certificate. He is also a member of the Australasian Institute of Mining and Metallurgy. In determining Mr. Pullar’s qualifications to serve on our board of directors, the board has considered, among other things, his engineering and analyst experience and expertise in the minerals and mining industry, and his executive experience in management of The Sentient Group.

David H. Watkins.  Mr. Watkins has served as a director of our Company since March 2009. He has over 45 years of experience in the mining industry, working as a senior executive with major mining companies and junior exploration and development companies. Since June 2011, Mr. Watkins has served as Chairman of Atna Resources Ltd. (“ATNA”), a company engaged in the exploration, development and production of gold properties. Mr. Watkins previously served ATNA as Executive Chairman from June 2010 to June 2011 and Chief Executive Officer from March 2000 to June 2010. From 1993 to 1999, Mr. Watkins served as Senior Vice President, Exploration of Cyprus Amax Minerals Company, a producer of commodities including copper, gold, molybdenum, lithium and coal. Prior to his employment with Cyprus Amax, Mr. Watkins served as President of Minova Inc., a producer of precious metals and base metals from mining operations in Canada. Mr. Watkins currently serves on the boards of directors of a number of companies, including Atna Resources, Euro Resources S.A., Commander Resources Ltd., Argonaut Gold Inc. (formerly Prodigy Gold Inc., which was formerly Golden Goose Exploration, Inc.), Rio Novo Gold Inc. and Camino Minerals Corp.  Mr. Watkins previously served on the boards of Valley High Ventures, Maudore Minerals Ltd., Canplatts Inc., Bearing Resources and Landdrill International Inc. Mr. Watkins holds a B.A. in Geology from Queen’s University at Kingston, and an M.S. in Geology from Carleton University, Ottawa, and is a graduate of the Executive Business Program of the University of Western Ontario. Mr. Watkins is a member of the Canadian Institute of Mining and Metallurgy, Geological Association of Canada, Geological Society of Nevada and Prospectors and Developers Association of Canada. In determining Mr. Watkins’ qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mineral exploration for base and precious metals in South America and other regions, and his experience as an executive or director of small public mining companies like our company and familiarity with the technical exploration, financing, and management issues faced by such companies.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of EKS&H, LLLP (“EKS&H”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

The affirmative vote of the holders of a majority of the common stock entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent registered public accounting firm for the fiscal year 2015. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of EKS&H to serve as our independent registered public accounting firm.

EKS&H has served as the Company’s independent registered public accounting firm since August 13, 2013, providing audits for the Company for the fiscal years ended December 31, 2013 and December 31, 2014.

During the Company’s two most recent fiscal years, including in the subsequent period through August 13, 2013, neither the Company, nor anyone acting on its behalf, consulted with EKS&H regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report nor oral advice was provided by EKS&H that EKS&H concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to this item, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the selection of EKS&H, on August 13, 2013 the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. The Audit Committee approved such dismissal.

For the fiscal year ended December 31, 2013, including through August 13, 2013, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their past reports on the consolidated financial statements. During the fiscal year ended December 31, 2013, including through August 13,  there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

The following table sets out the aggregate fees billed by EKS&H and PwC related to the fiscal years ended December 31, 2014 and 2013 for the categories of fees described.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$310,833	$514,951
Audit Related Fees	—	—
Tax Fees(2)	$42,500	$133,392
All Other Fees(3)	$75,149	$1,872
Total Fees	$428,482	$650,215

(1)         Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements. For 2014, the aggregate audit fees for services by PwC were $15,000 and the aggregate audit fees for services by EKS&H were $295,833. For 2013, the aggregate audit fees for services by PwC were $278,740 and the aggregate audit fees for services by EKS&H were $236,211.

(2)         Tax fees include fees for services rendered in connection with the preparation of our tax returns in the United States and other foreign jurisdictions as well as international tax planning services. For 2014 and 2013, all tax fees include fees for services by PwC.

(3)         For 2014, the aggregate other fees for services by PwC were $39,675 and the aggregate other fees for services by EKS&H were $35,474, and include fees related to our September 2014 equity offering, registration statement filings and work related to an SEC comment letter. For 2013, all other fees include fees for services by PwC for access to a PwC accounting database and other research materials.

The Audit Committee charter includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The Audit Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934 and any rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee must report any decisions to the full committee at its next scheduled meeting. All of the fees and services provided by PwC and EKS&H during 2014 and 2013 were approved by the Audit Committee pursuant to its pre-approval policy as provided in the Audit Committee charter.

PROPOSAL NO. 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(THE SAY ON PAY VOTE)

The board of directors unanimously recommends that the Company’s stockholders vote FOR approval, on an advisory basis, the compensation of our named executive officers.

Pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company seeks a non-binding advisory vote from the holders of a majority of the common stock entitled to vote and represented in person or by proxy at the annual meeting approving the compensation of our named executive officers as described in the “Executive Compensation”, including the “Compensation Discussion and Analysis” sections of this Proxy Statement. This proposal is also referred to as “the say on pay vote.” At our 2012 annual meeting of shareholders, the shareholders approved the frequency of submitting the say-on-pay vote to shareholders every three years. Thus, we are submitting this advisory vote to shareholders at the upcoming annual meeting.

At our 2012 annual meeting of shareholders, over 98.7% of votes cast were in favor of the proposal to approve an advisory resolution regarding the 2011 compensation program for our named executive officers. The Compensation Committee believes this result is an indication that a vast majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our named executive officers with the interests of our shareholders.

As more fully described in the “Compensation Discussion and Analysis section,” our executive compensation programs are designed to attract and retain top quality executive talent who can contribute to our long-term success and thereby build value for our stockholders, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable company and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value.

For additional details about our executive compensation programs, stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 13, which discusses how our executive compensation policies implement our compensation philosophy, and the entire “Executive Compensation” section of this Proxy Statement beginning on page 13, which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the board of directors believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the board of directors. However, the board of directors values our stockholders’ opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

During 2014, our board of directors held five (5) meetings. Each incumbent director attended 75% or more of the aggregate of all meetings of the board of directors and committees of the board of directors on which he served.

Audit Committee. We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee met four (4) times during 2014. Our Audit Committee is currently comprised of Messrs. Palmer, Eppler and Watkins. Each of the members of the Audit Committee is independent and financially sophisticated, as defined by the NYSE MKT listing standards.  Our board of directors has determined that Mr. Palmer, the Audit Committee Chairman, qualifies as an “Audit Committee Financial Expert” as that term is defined in rules promulgated by the SEC. The Audit Committee is responsible for the selection, compensation, retention and oversight of the independent auditor, which reports directly to the Audit Committee. The Audit Committee also assists the board of directors in reviewing and oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Audit Committee regularly reviews the Company’s financial statements and reports, earnings press releases, financial reporting process, system of internal controls, and compliance with applicable law.

The board of directors has adopted a written charter for the Audit Committee. The charter may be viewed on Golden Minerals’ website at www.goldenminerals.com/corp_gov.php.

Compensation Committee.  The Compensation Committee met three (3) times during 2014 and is currently comprised of Messrs. Masterton-Hume, Morano and Watkins. Each member of the Compensation Committee is independent as defined by the NYSE MKT listing standards. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our Amended and Restated 2009 Equity Incentive Plan, and provide counsel regarding key personnel selection. The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Committee in its sole discretion deems appropriate. The Compensation Committee has not engaged the services or paid a fee to any compensation consultant or other third party to evaluate or assist with the evaluation of the Company’s compensation arrangements.

The board of directors has adopted a charter for the Compensation Committee, a copy of which is available on Golden Minerals’ website at www.goldenminerals.com/corp_gov_compcomm.php.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, which met two (2) times during 2014, is currently comprised of Messrs. Eppler, Mason, Morano and Palmer. Each member of the Corporate Governance and Nominating Committee is independent as defined by the NYSE MKT listing standards. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the board’s performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The Corporate Governance and Nominating Committee also oversees and provides advice to the board of directors regarding our corporate governance policies, practices and procedures.

The board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on Golden Minerals’ website at www.goldenminerals.com/corp_gov_corpnom.php.

The Role of the Corporate Governance and Nominating Committee in the Nomination Process

In identifying and recommending nominees for positions on our board of directors, our Corporate Governance and Nominating Committee places emphasis on the following criteria, among others:

•                  Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•                  Business or other relevant experience; and

•                  The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of our board of directors will contribute to a board that is effective, collegial and responsive to the needs of the Company.

Our Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Corporate Governance and Nominating Committee to recommend them to our board of directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our board of directors. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather consider it among the various factors relevant to any particular nominee. Our Corporate Governance and Nominating Committee evaluates possible candidates in detail and suggests individuals to explore in more depth. In the event that we decide to fill a vacancy that exists or we decide to increase the size of the board of directors, our Corporate Governance and Nominating Committee will identify, interview and examine, and make recommendations to the board of directors regarding appropriate candidates. We identify potential candidates principally through suggestions from the Company’s directors and senior management. Our President and Chief Executive Officer and board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders.

Board Independence and Leadership Structure

Our board of directors has determined that each of our directors, other than Mr. Clevenger, our Chairman, President and Chief Executive Officer and Mr. Pullar, is independent as defined by the NYSE MKT listing standards.

The positions of Chairman of our board of directors and principal executive officer are occupied by the same individual, Mr. Jeffrey Clevenger. Mr. Clevenger has served as our President, Chief Executive Officer and Chairman of the board of directors since the Company’s inception in March 2009. The Company’s board of directors believes that it is important to have a unified leadership vision which Mr. Clevenger is positioned to provide. The board also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a significant depth of knowledge about the Company to the role of Chairman. While we do not have a lead independent director, the independent members of the board meet from time to time as they deem necessary.

The board has determined that Mr. Pullar is not an independent director, in part, because he is the Chief Executive Officer and a director of The Sentient Group, which is the Company’s largest stockholder, holding approximately 27% of the Company’s outstanding common stock.

We believe that our current board leadership structure is appropriate as all members of our board of directors, other than Mr. Clevenger and Mr. Pullar, are independent directors.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the board of directors’ attention any material risks to the Company. The board of directors has oversight responsibility through its Audit Committee, which oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Stockholder Nominations

The Corporate Governance and Nominating Committee will receive, review and evaluate director candidate recommendations from stockholders. The Corporate Governance and Nominating Committee has adopted written procedures to be followed by stockholders in submitting such recommendations. Candidates proposed by stockholders will be evaluated by the Corporate Governance and Nominating Committee in the same manner as candidates that are not proposed by stockholders. While stockholders may propose director nominees at any time, we must receive the required notice (described below) on or before the date set forth in the prior year’s annual proxy statement under the heading “Stockholder Proposals” in order for a proposed nominee to be considered by the Corporate Governance and Nominating Committee in connection with our next annual meeting of stockholders (typically held in May or June of each year).

Stockholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the Chairman of the Corporate Governance and Nominating Committee that identifies the candidate and includes certain information regarding the nominating stockholder and the candidate. A description of the required notice is available on our website at www.goldenminerals.com/corp_gov_boarddir.php.

A stockholder nominee for director should be a person of integrity committed to devoting the time and attention necessary to fulfill his or her duties to Golden Minerals. The Corporate Governance and Nominating Committee will evaluate the independence of directors and potential directors nominated by stockholders, as well as his or her business experience, specialized skills and other experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. The Corporate Governance and Nominating Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

The information noted on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

Communication with the Board

We have established a process for security holders to communicate with the board of directors. Security holders wishing to communicate with the board of directors of Golden Minerals should send an email, write or telephone Karen Winkler, Director of Investor Relations, at:

Golden Minerals Company
350 Indiana Street, Suite 800
Golden, Colorado 80401
Telephone: (303) 839-5060
Facsimile: (303) 839-5907
Email: investor.relations@goldenminerals.com

Any such communication must state the type and amount of Golden Minerals securities held by the security holder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Ms. Winkler will forward any such communication to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

All members of the board of directors are encouraged, but not required, to attend the annual meeting of stockholders. All, but one of, the board members at the time of the 2014 annual meeting of stockholders held on May 22, 2014, attended the meeting.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Messrs. Masterton-Hume, Morano and Watkins. Each member of the Compensation Committee is independent as defined by NYSE MKT listing standards. No member of the Compensation Committee has ever been an officer or employee of Golden Minerals or any of its subsidiaries, nor did any of these individuals have any reportable transactions with Golden Minerals or any of its subsidiaries in 2014. None of our current executive officers has served as a director or member of the compensation committee (or equivalent thereof) of another entity, any of whose executive officers served as a director of Golden Minerals or our predecessor Apex Silver.

Director Compensation

Our directors who are also our employees receive no fees for board service. Currently, Mr. Clevenger is the only director who is also an employee. The compensation for the non-employee directors of Golden Minerals includes the following: (i) a $20,000 annual cash retainer, (ii) a $1,000 cash fee for each board meeting that the director attends in person or by telephone, (iii) a $1,000 cash fee for each committee meeting that the director attends in person or by telephone, and (iv) a $5,000 annual cash retainer for the Chairman of the Audit Committee. Retainer payments are made on the date of the annual stockholders’ meeting for service until the next annual meeting. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services.

Non-employee directors may receive discretionary grants of restricted stock units under our Non-Employee Directors Deferred Compensation and Equity Award Plan (the “Deferred Compensation Plan”), an award program pursuant to our Amended and Restated 2009 Equity Incentive Plan. Restricted stock units typically vest on the first anniversary of the grant date, and the recipient director is entitled to receive one unrestricted share of common stock for each vested restricted stock unit upon the termination of the director’s service on our board of directors. Our directors are also eligible to receive other equity awards, including stock options, stock appreciation rights, restricted stock units and other stock awards pursuant to our Amended and Restated 2009 Equity Incentive Plan. For 2015, as we did for 2014, we are still considering the value of the grants of restricted stock units to be made to our directors depending on the price of our common stock.

The table below sets forth all compensation awarded to our non-employee directors during 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Stock Options ($)	Total ($)
W. Durand Eppler(2)	$33,000	$29,000	$—	$62,000
Michael T. Mason	$28,000	$29,000	$—	$57,000
Ian Masterton-Hume	$28,000	$29,000	$—	$57,000
Kevin R. Morano(2)	$35,000	$29,000	$—	$64,000
Terry M. Palmer	$36,000	$29,000	$—	$65,000
Andrew N. Pullar(3)	$—	$29,000	$—	$29,000
David H. Watkins	$32,000	$29,000	$—	$61,000

(1)            Awards of restricted stock units made to non-employee directors in which each non-employee director was granted 50,000 restricted stock units on May 22, 2014, calculated by dividing the dollar amount of the grant by the NYSE MKT closing price of our common stock on the grant date. Typically restricted stock units vest on the first anniversary of the grant date.

(2)            Includes compensation for four (4) pricing committee meetings held in August and September 2014 for the purpose of setting pricing for the underwritten registered offering and concurrent private placement to The Sentient Group on September 10, 2014.

(3)            As a result of certain internal requirements of The Sentient Group, Mr. Pullar does not receive cash compensation for his service on the board of directors, and Mr. Pullar will remit to The Sentient Group any common stock issued to him pursuant to the restricted stock units reported in this table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of our current compensation program for our named executive officers. The named executive officers described below include our principal executive officer and the two other officers that were our most highly compensated executive officers during 2014. Compensation arrangements for 2014 and 2015 were established by our Compensation Committee without the assistance of any compensation consultants.

Objectives of Our Compensation Program

Our compensation program is designed to attract and retain top quality executive talent who can contribute to our long-term success and thereby build value for our stockholders, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable Company and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value.

Our Compensation Committee has responsibility for approving the compensation arrangements for our executives and acts pursuant to a charter that has been approved by our board of directors. We employ a three-part approach to executive compensation: base salary, annual performance-based cash bonuses and long-term equity awards. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees. Our executive compensation program is organized around the following fundamental principles:

•                  A Substantial Portion of Executive Compensation Should Be in the Form of Equity Awards.  Our Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity. Equity compensation is important in order to align the interests of our executives with the interests of our stockholders.

•                  A Substantial Portion of Executive Compensation Should Be Performance-Based.  Our compensation program is designed to reward superior performance and deliver correspondingly lower compensation for weak performance, and we believe it accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each executive under our Bonus Incentive Plan range from 50% to 70% of the executive’s base salary. Awards for superior performance may result in a bonus of up to twice the targeted amount for all executives (other than Mr. Clevenger, who may earn up to three times the targeted amount). Whether and to what extent bonuses under the plan are paid depends on the extent to which the Company-wide and individual goals set by the Compensation Committee are attained and on the Compensation Committee’s subjective evaluations of individual executive performance.

•                  Our Compensation Program Should Enable Us to Compete for First-Rate Executive Talent.  We believe our stockholders are best served when we can attract and retain talented executives. Beginning in 2005 and extending through 2012, increases in metals prices resulted in numerous new mining projects worldwide, which created intense competition for the services of talented mining executives. Notwithstanding the ongoing global economic downturn and decreasing metal prices in 2013 and 2014, the competition for mining executives remains strong. To ensure that we are able to attract and retain talented executives, our Compensation Committee seeks to create a compensation package for executives that delivers total compensation that is competitive with exploration and mining companies with which we compete for executive talent.

Components of our Compensation Program

Base Salary.  We establish base salaries for our executive officers based on the scope of their respective responsibilities. We review base salaries annually and adjust them from time to time after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer’s recommendations, for each officer below the Chief Executive Officer level.  Effective June 1, 2013, when the Company’s Velardeña mine in Mexico shut down due to declining metals prices, the Compensation Committee reduced executive salaries by 10% for one year.  Effective June 1, 2014, when mining recommenced under a new plan, executive salaries were restored to their pre-June 1, 2013 levels.  Due to the continued decline in metals prices and salary increases given to executives in 2013 following a detailed analysis of competitive compensation information in the Company’s industry, salaries were not increased for 2015.

Base salaries for our named executive officers during 2014 after June 1, 2014 were, and for 2015 are, as follows:

Salary
Jeffrey G. Clevenger	$500,000
Warren M. Rehn	$280,000
Robert P. Vogels	$270,000

Annual Cash Bonus.  Our executives participate in our Incentive Bonus Plan, which provides annual cash awards based on the performance of the executive officers and the Company as compared to performance standards established by our Compensation Committee. The table below shows the target awards for 2014 and 2015 for our named executive officers.  No cash bonuses were paid for 2014 performance; the Compensation Committee did award a bonus of 125,000 shares of restricted stock, rather than cash, to Mr. Rehn for 2014.

	Annual Salary	Bonus Target (%)	Bonus Target	Bonus Minimum	Bonus Maximum	Actual Bonus Paid
Jeffrey G. Clevenger	$500,000	70%	$350,000	—	$1,050,000	—
Warren M. Rehn	$280,000	50%	$140,000	—	$280,000	$66,250	(1)
Robert P. Vogels	$270,000	50%	$135,000	—	$270,000	—

(1) Amounts reflects a bonus of 125,000 shares of restricted stock with a fair market value of $66,250, granted to Mr. Rehn on December 11, 2014.

In considering whether to award cash bonuses, the Compensation Committee reviewed the Company’s 2014 performance and concluded that although the Company made good progress during 2014, including development and implementation of a restart plan for the Velardeña mine in Mexico, efforts towards establishing additional producing mines in Mexico, and completion of a financing transaction under difficult market conditions, the Company’s share price continued to underperform its peers, and the Company had not yet demonstrated economic value from Velardeña or created a meaningful improvement in shareholder value by materially improving the Company’s long-term outlook. The Compensation Committee concluded that, based on this performance, no bonuses should be awarded to Mr. Clevenger and Mr. Vogels.   Based on Mr. Rehn’s performance in 2014, including managing the development and implementation of the Velardeña restart plan and the effort to establish additional producing mines in Mexico, the Compensation Committee awarded Mr. Rehn 125,000 shares of restricted stock, vesting one year from the grant date.

Equity Incentive Awards.  A key component of our compensation program is the award of restricted shares and stock options under our Amended and Restated 2009 Equity Incentive Plan. We believe that share ownership encourages long-term performance by our executive officers and aligns the interests of our officers with the interests of our stockholders. Equity awards under our Amended and Restated 2009 Equity Incentive Plan are discretionary.

The number of shares available under our Amended and Restated 2009 Equity Incentive Plan is equal to 10% of our outstanding shares of common stock, plus shares issuable upon exercise of our derivative securities (other than derivative securities granted pursuant to the Amended and Restated 2009 Equity Incentive Plan). As such, as of March 23, 2015, the total number of authorized shares under this plan is 6,194,024 (calculated based on 53,162,833 shares of common stock outstanding plus 8,777,409 shares issuable upon exercise of outstanding warrants), of which 3,029,338 currently remain available for issuance.

Our Compensation Committee determines the equity awards for our Chief Executive Officer, and, after consideration of our Chief Executive Officer’s recommendations, for each other named executive officer. For 2014, the Compensation Committee determined it would award restricted stock, stock options or restricted stock units based on the accomplishment of two key objectives: realization of economic value from the Velardeña property and creation of meaningful improvement in shareholder value by materially improving the long-term outlook of the Company. The table below shows the target awards for 2014 and 2015 for our named executive officers. No equity incentive awards were granted for 2014 performance.

	Annual Salary	Equity Incentive Target (%)	Equity Incentive Bonus Target	Equity Incentive Bonus Minimum	Equity Incentive Bonus Maximum	Equity Incentive Actual Bonus Paid
Jeffrey G. Clevenger	$500,000	100%	$500,000	—	$1,000,000	—
Warren M. Rehn	$280,000	50%	$140,000	—	$280,000	—
Robert P. Vogels	$270,000	50%	$135,000	—	$270,000	—

In considering whether to make equity incentive awards, the Compensation Committee reviewed the Company’s 2014 performance and concluded that although the Company made good progress during 2014, including development and implementation of a restart plan for the Velardeña mine in Mexico, efforts towards establishing additional producing mines in Mexico, and completion of a financing transaction under difficult market conditions, the Company’s share price continued to underperform its peers, and the Company had  not yet demonstrated economic value from Velardeña or created a meaningful improvement in shareholder value by materially improving the Company’s long-term outlook. The Compensation Committee concluded that, based on this performance, no awards should be made.

Perquisites and Other Benefits.  Because we believe that the compensation described above is adequate, we do not award significant perquisites to our executive officers. In 2014, each named executive officer received a standard company match on his contributions to our 401(k) plan, totaling less than approximately $8,000 per executive officer. The Company match is available to all employees participating in the 401(k) plan.

Other Compensation.  Our executives also have a variety of other benefits that are made available generally to all salaried employees.

Severance Arrangements

Each of our full-time salaried employees, including each of our named executive officers, is covered by our Severance Compensation Plan. These arrangements reflect our board’s view that our employees, including our executive officers, should be provided with reasonable severance benefits to assist with their transition to comparable employment positions and to provide a competitive benefit by industry standards. The details and amount of these benefits are described in “—Post-Employment Payments—Termination Not in Connection with a Change of Control.”

Change of Control Arrangements

We have entered into a Change of Control Agreement with each of our named executive officers. Our Compensation Committee believes that these agreements provide an important protection to our executive officers in the event of a change of control transaction and that the interests of our stockholders will be best served if the interests of our executive officers are aligned with theirs. Our Compensation Committee believes that providing change of control benefits reduces the reluctance of executive officers to pursue potential change of control transactions that could result in the loss of their employment but may be in the best interests of stockholders.

Cash payments under the Change of Control Agreements are in lieu of cash payments pursuant to the severance arrangements described above. The details and amount of these benefits are described in “—Post-Employment Payments—Termination in Connection with a Change of Control.”

Summary Compensation Table

Compensation information is set forth below for the named executive officers of Golden Minerals through December 31, 2014, including our principal executive officer and two other officers that were our most highly compensated executive officers during 2014. We have not entered into employment agreements with any of our executive officers but have certain arrangements regarding payments following termination of employment. For a description of these arrangements, see “—Post-Employment Payments”. All executives are employed on an at-will basis.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
Jeffrey G. Clevenger	2014	$479,167	—	$—	—	$—	$16,745	$495,912
President and Chief	2013	$470,833	—	$198,250	—	$—	$8,647	$677,730
Executive Officer	2012	$450,000	—	$1,368,800	—	$220,000	$8,334	$2,047,134
Warren M. Rehn	2014	$268,333	66,250	$—	—	$—	$12,112	$346,695
Senior Vice President,	2013	$235,417	—	$93,500	—	$—	$8,095	$337,012
Exploration and Chief Geologist(5)	2012	$177,308	—	$523,360	—	$100,000	4,403	$805,071
Robert P. Vogels	2014	$258,750	—	$—	—	$—	$11,365	$270,115
Senior Vice President and	2013	$254,250	—	$97,000	—	$—	$9,124	$360,374
Chief Financial Officer	2012	$250,000	—	$371,200	—	$85,000	$8,996	$715,196

(1)

Salary amounts for 2014 and 2013 reflect a one year 10% annual salary reduction effective June 1, 2013 through June 1, 2014 for the principal executive officer, principal financial officer and executive officers of the Company. In conjunction with this salary reduction, the Compensation Committee approved a grant of restricted stock effective June 1, 2013, vesting June 1, 2014, for these officers in the following amounts: 44,500 shares for Mr. Clevenger, 22,000 shares for Mr. Rehn, and 24,000 shares for Mr. Vogels. The fair value of these shares on the grant date for each officer totaled approximately 10% to 15% of the officer’s annual salary prior to the salary reduction. Prior to the 10% salary reduction, the named executive officers salaries for 2014 and 2013 were $500,000 for Mr. Clevenger, $280,000 for Mr. Rehn, and $270,000 for Mr. Vogels.

(2)

Based on Mr. Rehn’s performance in 2014, including managing the development and implementation of the Velardeña restart plan and the effort to establish additional producing mines in Mexico, the Compensation Committee awarded Mr. Rehn 125,000 shares of restricted stock on December 11, 2014, vesting one year from the grant date, with a fair market value of $66,250. See footnote 15 of the Notes to the Consolidated Financial Statements for the year-ended December 31, 2014, included in our Annual Report to Stockholders, for a discussion of the grant date fair value.

(3)

Stock-based compensation cost for restricted stock and unit awards is measured based on the closing fair market value of the Company’s common stock on the date of grant, in accordance with stock based compensation accounting rules (FASB ASC Topic 718). See footnote 15 of the Notes to the Consolidated Financial Statements for the year-ended December 31, 2014, included in our Annual Report to Stockholders, for a discussion of the grant date fair value. Amounts shown for 2012 reflect restricted stock grants made on December 14, 2012. Mr. Rehn also received a restricted stock award with a fair market value of $221,760 when he joined the Company on February 13, 2012. Amounts shown for 2013 reflect restricted stock grants made on June 1, 2013 in conjunction with the 10% salary reduction and annual restricted stock grants made on December 19, 2013. Mr. Clevenger also received 172,500 units pursuant to the Company’s 2013 Key Employee Long-Term Incentive Plan (the “KELTIP”) on December 13, 2013 with a fair market value of $74,175. For additional information regarding the KELTIP unit grant to Mr. Clevenger, see “—Agreement regarding Mr. Clevenger’s Stock Compensation”.

(4)

Amounts shown as “All Other Compensation” include contributions to the Company’s 401(k) Plan, life insurance premiums paid on behalf of each of the named executive officers and other items, including for Mr. Clevenger amounts related to correcting his personal tax filings related to the excess restricted stock grants in 2010, see “—Agreement regarding Mr. Clevenger’s Stock Compensation”.

(5)	Mr. Rehn joined the Company in February 2012, and the salary shown for 2012 reflects a pro-rated portion of his salary.

Agreement regarding Mr. Clevenger’s Stock Compensation

In October 2013, it came to the attention of the board of directors that certain grants of restricted shares of common stock issued to Mr. Clevenger pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan had been issued in excess of a 150,000 share limit in the plan on grants to any one individual in one calendar year. The grants made in excess of this limit were comprised of 27,500 restricted shares issued in December 2010 that vested in September 2011 and 145,000 restricted shares issued in December 2012, none of which had vested at that time (collectively, the “Excess Restricted Shares”). Mr. Clevenger surrendered the Excess Restricted Shares to the Company on December 13, 2013. Also on December 13, 2013, in order to provide compensation to Mr. Clevenger equivalent to the compensation that the Company had intended to provide by grant of the Excess Restricted Shares, the Company granted to Mr. Clevenger 172,500 KELTIP Units (defined below) of which 75,833 were vested as of the grant date, 48,333 vested on December 13, 2014 and the final

48,334 vest on December 13, 2015. Payment of the settlement amount to Mr. Clevenger will be in cash or common stock at the option of the board of directors and is deferred until the earlier of a change of control of the Company and the date Mr. Clevenger ceases to serve as an officer or employee of the Company.

On December 13, 2013, the board of directors approved and the Company adopted the 2013 Key Employee Long-Term Incentive Plan (the “KELTIP”), which became effective immediately. The KELTIP provides for the grant of units (“KELTIP Units”) to certain officers and key employees of the Company, which units will, once vested, entitle such officers and employees to receive an amount, in cash or in Company common stock issued pursuant to a stockholder approved plan, measured generally by the price of the Company’s common stock on the settlement date. Units are not an actual equity interest in the Company and are solely unfunded and unsecured obligations of the Company that are not transferable and do not provide the holder with any stockholder rights. Payment of the settlement amount of vested KELTIP Units is deferred generally until the earlier of a change of control of the Company or the date the grantee ceases to serve as an officer or employee of the Company and may be made, at the option of the board of directors, in cash or common stock granted pursuant to the Amended and Restated 2009 Equity Incentive Plan or another plan that may in the future be approved by the Company’s stockholders.

Equity Compensation Plan Information

The following table includes information regarding our equity compensation plans as of December 31, 2014:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)
Equity compensation plans approved by security holders	1,353,595	(1)	$0.63	(2)	3,029,338
Equity compensation plans not approved by security holders	—		$—		—
Total	1,353,595		$0.63		3,029,338

(1)         The amount of shares reported in column (a) includes 935,285 restricted stock units pursuant to the Deferred Compensation Plan for non-employee directors, pursuant to which the same number of shares are issuable to directors upon their cessation of service as directors, 350,000 of which have not vested, and 172,500 units pursuant to the KELTIP, pursuant to which the same or a lesser number of shares may be issued to Mr. Clevenger upon his termination of employment, 48,334 of which have not vested.  The Deferred Compensation Plan is an award program pursuant to our Amended and Restated 2009 Equity Incentive Plan. Award amounts pursuant to the KELTIP may be settled in cash or common stock issued under our Amended and Restated 2009 Equity Incentive Plan at the option of the board of directors. For additional information regarding the Deferred Compensation Plan, see “The Board and its Committees—Director Compensation”. For additional information regarding the KELTIP, see “—Agreement regarding Mr. Clevenger’s Stock Compensation”.  Note that the number of shares available under the Amended and Restated 2009 Equity Incentive Plan will automatically increase or decrease from time to time to 10% of the Company’s outstanding shares of common stock, plus 10% of shares issuable upon exercise of the Company’s outstanding warrants.

(2)         The weighted average exercise price of the shares reported under column (a), excluding the reported shares issuable pursuant to the units granted under the Deferred Compensation Plan and KELTIP, would be $3.47.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the equity awards held by our named executive officers on December 31, 2014.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
Jeffrey G. Clevenger	55,500	—	—	$8.00	4/12/2020	48,334	$26,100	120,000	$64,800
Warren M. Rehn	—	—	—	—	—	—	—	230,001	$124,201
Robert P. Vogels	15,000	—	—	$8.00	4/12/2020	—	—	110,001	$59,401

(1)   Represents stock options granted April 12, 2010. Pursuant to the named executive officer’s option award agreement, as a result of the September 2011 business combination transaction with ECU Silver Mining Inc., all unvested stock options held on September 2, 2011 were fully vested on that date.

(2)   Represents units issued to Mr. Clevenger on December 13, 2013 pursuant to the Company’s KELTIP. Each unit consists of a contingent right to receive cash or common stock at the option of the board of directors, vesting ratably on each of the grant date and the two subsequent anniversaries of the grant date. For additional information, see “—Agreement regarding Mr. Clevenger’s Stock Compensation”.

(3)   The market value of the unit awards is calculated at $0.54 per share, the closing price of our common stock on the last trading day of 2014, December 31, 2014, as reported on the NYSE MKT.

(4)   Represents shares of restricted stock granted on February 13, 2012, December 14, 2012, December 19, 2013 and December 11, 2014, each vesting ratably on the first three anniversaries of the grant date.

(5)   The market value of the restricted stock awards is calculated at $0.54 per share, the closing price of our common stock on the last trading day of 2014, December 31, 2014, as reported on the NYSE MKT.

Post-Employment Payments

Termination Not in Connection with a Change of Control

All of our full-time salaried employees, including each of our executives, are covered by our Severance Compensation Plan. If an executive’s employment is terminated by us other than for cause (as defined in the plan) and such termination is not in connection with or following a change of control, death, disability or retirement, the executive is entitled to receive a lump sum payment equal to the executive’s then current annual salary. We will also pay to the executive an amount equal to the difference between the monthly medical and/or dental premiums the executive was paying immediately prior to termination of employment and the total COBRA premium due in order to continue such insurance coverage. Our Incentive Bonus Plan provides that in such circumstances, the executive will be entitled to receive an amount equal to the executive’s target bonus percentage, multiplied by the amount of annual salary paid to the executive through the date of termination. No executive who is terminated for cause, terminates or otherwise voluntarily leaves his or her employment, or whose employment is terminated as a result of death, disability or retirement, is entitled to receive any benefits under the Severance Compensation Plan.

In addition, restrictions on unvested restricted shares will lapse and unvested KELTIP units will vest upon an executive’s termination of employment without cause, or as a result of the executive’s death, disability or retirement. If an executive’s employment terminates for any other reason, including for cause, prior to the scheduled vesting date of restricted shares or KELTIP Units, the shares and units, respectively, are forfeited upon termination unless otherwise determined by the Company. Upon an executive’s retirement or termination without cause, all unvested options vest. If an executive’s employment terminates for cause or in the case of disability or death, all unvested options will immediately terminate. For the purpose of our restricted share and option awards, “retirement” means an executive’s termination of employment from the Company and a cessation of work in the executive’s profession as determined at the discretion of the board of directors or designated committee (i) on or after attaining age 55 and completing at least ten years of service, or (ii) on or after attaining age 62.

If the termination of employment of one of our named executive officers had occurred as of December 31, 2014 in a manner that would have entitled him to payment pursuant to the Severance Compensation Plan, we estimate the following amounts would have been due.

	Severance Payment (Salary)(1)	Severance Payment (Bonus)(2)	Health Insurance Premiums(3)	Stock Awards(4)	Total
Jeffrey G. Clevenger	$500,000	$350,000	$19,574	$157,950	$1,027,524
Warren M. Rehn	$280,000	$140,000	$16,135	$124,201	$560,336
Robert P. Vogels	$270,000	$135,000	$27,037	$59,401	$491,438

(1)   Reflects executive’s annual salary for the year ended December 31, 2014.

(2)   Reflects target bonus amounts for the year ended December 31, 2014, which for Mr. Clevenger was 70% of his annual base salary and the remaining named executive officers was 50% of his annual base salary.

(3)   We currently pay 100% of group health insurance premiums for medical and dental benefits. Amounts shown reflect 12 months of such premiums at rates in effect at December 31, 2014.

(4)   Reflects the value of outstanding restricted stock awards calculated at $0.54 per share, the closing price of our common stock on the last trading day of 2014, December 31, 2014, as reported on the NYSE MKT, as shown above in the “Outstanding Equity Awards at Fiscal Year-End Table”. For Mr. Clevenger, the amount includes $93,150 payable in cash or common stock assuming vesting of all 172,500 outstanding KELTIP Units, calculated at $0.54 per share, the closing price for our common stock on the last trading day of 2014, December 31, 2014, as reported on the NYSE MKT.  For additional information regarding the KELTIP Unit grant to Mr. Clevenger, see “— Agreement regarding Mr. Clevenger’s stock compensation”.

Termination in Connection with a Change of Control

We have entered into a Change of Control Agreement, as amended, with each of our named executive officers. Payments under a Change of Control Agreement are in lieu of payments pursuant to our Severance Compensation Plan and are triggered only if one of the following events occurs within two years after a change of control: (1) termination of employment by us other than for cause, disability or death, or (2) termination of employment by the executive for good reason. Upon the occurrence of a change of control, all restricted stock is no longer subject to restrictions, all unvested options vest, and all unvested KELTIP Units vest in full. The amounts shown in the table below assume the occurrence of a change of control and one of the triggering termination events on December 31, 2014. These amounts are estimates of the amounts that would have been paid to the named executive officers upon the occurrence of such events. Actual future amounts can only be determined at the time of the named executive officer’s termination of employment. If payments made to the executive would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional gross-up payment to cover the excise tax. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer or his beneficiary.

	Cash Severance Payment (Salary)(1)	Cash Severance Payment (Bonus)(2)	Health Insurance Premiums(3)	Other Insurance Benefits(4)	Stock Awards(5)	Total
Jeffrey G. Clevenger	$1,500,000	$1,050,000	$58,722	$5,000	$157,950	$2,771,672
Warren M. Rehn	$560,000	$280,000	$32,270	$5,000	$124,201	$1,001,471
Robert P. Vogels	$540,000	$270,000	$54,074	$5,000	$59,401	$928,475

(1)   Mr. Clevenger is entitled to receive three times his highest annual base salary during the term of the Change of Control Agreement. Each remaining named executive is entitled to receive two times his highest annual base salary during the term of the Change of Control Agreement. At December 31, 2014, the highest annual base salary for Mr. Clevenger was $500,000, for Mr. Rehn, $280,000, and for Mr. Vogels, $270,000. This amount must be paid in a lump sum within 10 business days after the date of termination of employment.

(2)   Mr. Clevenger is entitled to receive three times his target bonus amount and the remaining named executives are each entitled to receive two times their respective target bonus amounts. At December 31, 2014, the target bonus percentage for Mr. Clevenger was 70% of his annual base salary and for the remaining named executive officers was 50% of his annual base salary. This amount must be paid in a lump sum within 10 business days after the date of termination of employment.

(3)   We will pay, on each executive’s behalf, the portion of premiums of the Company’s group health insurance, including coverage for his or her eligible dependents, that Golden Minerals paid immediately prior to the date of termination (“COBRA Payments”) for the period that such executive is entitled to coverage under COBRA, but not to exceed 36 months for Mr. Clevenger and 24 months for the remaining named executives. We will pay such COBRA Payments for the executive’s eligible dependents only for coverage for those dependents that were enrolled immediately prior to the date of termination. The executive will continue to be required to pay that portion of the premium of his health coverage, including coverage for eligible dependents that he was required to pay as an active employee immediately prior to the date of termination. If the executive is for any reason not eligible for coverage under COBRA for the full 24 or 36 month period, as applicable, we will pay to the executive a lump sum in an amount equal to the product of (i) the amount of the COBRA payment paid on his or her behalf for the final month of the COBRA Period and (ii) the number of months by which the executive’s period of COBRA coverage was less than 24 or 36 months, as applicable. Amounts shown in the table above are not discounted to present value.

(4)   For the 24-month period immediately following the date of termination, we have agreed to provide to the executive, at a cost not to exceed an aggregate of $5,000, life, disability, and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to the termination of employment. For the purpose of the above table, we have assumed that a benefit in the aggregate amount of $5,000 will be provided for the named executives.

(5)   Reflects the value of outstanding restricted stock awards calculated at $0.54 per share, the closing price of our common stock on the last trading day of 2014, December 31, 2014, as reported on the NYSE MKT, as shown above in the “Outstanding Equity Awards at Fiscal Year-End Table”. For Mr. Clevenger, the amount includes $93,150 payable in cash or shares of common stock assuming vesting of all 172,500 outstanding KELTIP Units, calculated at $0.54 per share, the closing price for our common stock on the last trading day of 2014, December 31, 2014, as reported on the NYSE MKT.

Risk Management

The board has determined that risks arising from our compensation policies and practices for our executives and employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee and board of directors assess our compensation policies and practices from time to time to ensure that the incentives provided in our compensation arrangements do not emphasize short-term risk taking at the expense of decisions likely to enhance stockholder value over the long-term.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee Charter and our Code of Ethics and Business Conduct each provide guidelines for reviewing any “related party transaction”. In particular, the Audit Committee Charter requires that the Audit Committee review any transaction involving Golden Minerals and a related party at least once a year or upon any significant change in the transaction or relationship. Additionally, our Code of Ethics and Business Conduct prohibits conflicts of interest and provides non-exclusive examples of conduct that would violate the prohibition. If any of our employees are unsure as to whether a conflict of interest exists, the employee is instructed to consult with a specified compliance officer.

We annually require each of our directors and executive officers to complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. Our board and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the board makes a formal determination regarding each director’s independence. If a director were determined no longer to be independent, that director, if he or she serves on any of the Audit Committee, the Corporate Governance and Nominating Committee, or the Compensation Committee, would be removed from such committee prior to (or otherwise would not participate in) any future meetings of the committee. If the transaction were to present a conflict of interest, the board would determine the appropriate response.

Arrangement with Ms. Friedman

Since May 2009, Deborah Friedman has devoted approximately half of her time to service as our Senior Vice President, General Counsel and Corporate Secretary and approximately half of her time to her legal practice at Davis Graham & Stubbs LLP where she is a partner. We currently pay a monthly flat fee retainer of $14,583 to the firm for approximately one-half of Ms. Friedman’s time spent serving as Senior Vice President, General Counsel and Corporate Secretary, which the firm subsequently remits to Ms. Friedman, and we pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. Although she is an executive officer of the Company for Section 16(a) reporting purposes under the Securities Exchange Act of 1934, Ms. Friedman is not employed by the Company.

We paid approximately $289,000 to Davis Graham & Stubbs LLP for legal services rendered by various attorneys in the firm during 2014, not including Ms. Friedman’s monthly retainer payments. We have been advised that this amount represented a de minimis amount of the firm’s total revenue for that period. Through March 23, 2015, we have awarded to Ms. Friedman pursuant to our Amended and Restated 2009 Equity Incentive Plan, a total of 248,100 shares of restricted common stock and 10,000 stock options.

Indemnification Agreements with Officers and Directors

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

OWNERSHIP OF COMMON STOCK

The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of March 23, 2015 by:

•      each person known by us to beneficially hold 5% or more of our outstanding common stock,

•      each of our directors,

•      each of our named executive officers, and

•      all of our executive officers and directors as a group.

All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the common stock indicated. Percentage computations are based on 53,162,833 shares of our common stock outstanding as of March 23, 2015.

Directors, Executive Officers and	Beneficial Ownership as of March 23, 2015
5% Stockholders of Golden Minerals(1)	Number	Percentage
The Sentient Group(2)	17,925,983	33.72%
Jeffrey G. Clevenger(3)	360,556	*
W. Durand Eppler(4)	183,341	*
Michael T. Mason(5)	132,218	*
Ian Masterton-Hume(6)	147,341	*
Kevin R. Morano(7)	147,341	*
Terry M. Palmer(8)	148,341	*
Andrew N. Pullar(9)	—	*
David H. Watkins(10)	152,941	*
Warren M. Rehn(11)	90,467	*
Robert P. Vogels(12)	137,164	*
Directors and Executive Officers as a group (10 persons)(13)	1,602,727	3.01%

*              The percentage of common stock beneficially owned is less than 1%.

(1)     The address of these persons, unless otherwise noted, is c/o Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

(2)     Includes warrants to acquire 3,702,249 shares of our common stock that are currently exercisable as discussed below. This information is based on a Schedule 13D/A-7 filed with the SEC on September 17, 2014 by Sentient Global Resources Fund III, L.P. (“Fund III”), SGRF III Parallel I, L.P. (“Parallel I”), Sentient Executive GP III, Limited (“Sentient Executive III”), Sentient GP III, Limited (“GP III”), Sentient Global Resources Fund IV, L.P. (“Fund IV”), Sentient GP IV, Limited (“GP IV”) and Sentient Executive GP IV, Limited (“Sentient Executive IV”) (Fund III, Parallel I, Sentient Executive III, GP III, Fund IV, GP IV and Sentient Executive IV are collectively referred to in the table as “The Sentient Group”).  Fund III and Parallel I are both Cayman Islands limited partnerships and beneficially own 3,582,746 and 357,044 shares of our common stock, respectively. The sole general partner of Fund III and Parallel I is GP III, which is a Cayman Islands limited partnership. The sole general partner of GP III is Sentient Executive III, which is a Cayman Islands exempted company. Fund IV is a Cayman Islands limited partnership and owns 10,283,944 shares of our common stock and warrants to acquire an additional 3,702,249 shares of our common stock. The warrants to acquire 802,249 shares of our common stock are exercisable for a five-year period beginning six months from the issue date, which was September 19, 2012.  The warrants to acquire 2,900,000 shares of our common stock are exercisable for a five-year period beginning six months from the issue date, which was September 10, 2014. The sole general partner of Fund IV is GP IV, which is a Cayman Islands limited partnership. The sole general partner of GP IV is Sentient Executive IV, which is a Cayman Islands exempted company. Peter Cassidy, Greg Link, Peter Weidmann and Andrew Pullar are the directors of Sentient Executive III and Sentient Executive IV. The address of the principal offices of the reporting persons (Fund III, Parallel I, Sentient Executive III, GP III, Fund IV, GP IV and Sentient Executive IV) is: Landmark Square, 1st Floor, 64 Earth Close, West Bay Beach South, P.O. Box 10795, George Town, Grand Cayman KY1-1007, Cayman Islands.

(3)     Consists of 305,056 unrestricted shares of common stock held directly and 55,500 shares that can be acquired under vested stock options. Does not include 3,200 shares of common stock owned by Mr. Clevenger’s spouse for which he disclaims beneficial ownership; 172,500 shares of common stock that can be acquired under KELTIP Units, of which 124,166 are vested, and can be settled in cash or common stock at the option of the board of directors; and 120,000 shares of restricted stock that will not vest within 60 days following March 23, 2015, and which do not contain voting rights until vested.

(4)     Consists of 43,000 shares of common stock held directly; 137,279 restricted stock units, all of which are vested or will vest within 60 days following March 23, 2015; and 3,062 shares that can be acquired under vested stock options.

(5)     Consists of 4,250 shares of common stock held directly and 127,968 restricted stock units, all which are vested or will vest within 60 days following March 23, 2015.

(6)     Consists of 7,000 shares of common stock held directly; 137,279 restricted stock units, all of which are vested or will vest within 60 days following March 23, 2015; and 3,062 shares that can be acquired under vested stock options.

(7)     Consists of 7,000 shares of common stock held directly; 137,279 restricted stock units, all of which are vested or will vest within 60 days following March 23, 2015; and 3,062 shares that can be acquired under vested stock options.

(8)     Consists of 8,000 shares of common stock held directly; 137,279 restricted stock units, all of which are vested or will vest within 60 days following March 23, 2015; and 3,062 shares that can be acquired under vested stock options.

(9)     Excludes 120,922 restricted stock units, all of which are vested or will vest within 60 days following March 23, 2015. As a result of certain internal requirements of The Sentient Group, Mr. Pullar will remit to The Sentient Group shares of common stock issued pursuant to the restricted stock units that are received by Mr. Pullar for serving on our board of directors, and therefore disclaims beneficial ownership of such securities.

(10)   Consists of 12,600 shares of common stock held directly; 137,279 restricted stock units, all of which are vested or will vest within 60 days following March 23, 2015; and 3,062 shares that can be acquired under vested stock options.

(11)   Consists of 90,467 unrestricted shares of common stock held directly. Does not include 230,001 shares of restricted stock that will not vest within 60 days following March 23, 2015, and which do not contain voting rights until vested.

(12)   Consists of 122,164 unrestricted shares of common stock held directly and 15,000 shares that can be acquired under vested stock options. Does not include 110,001 shares of restricted stock that will not vest within 60 days following March 23, 2015, and which do not contain voting rights until vested.

(13)   Consists of 692,554 unrestricted shares of common stock held directly; 814,363 shares of restricted stock units that are vested or will vest within 60 days following March 23, 2015; and 95,810 shares that can be acquired under vested stock options. Does not include 3,200 shares held by Mr. Clevenger’s spouse for which he disclaims beneficial ownership; 120,922 restricted stock units held by Mr. Pulllar for which he disclaims beneficial ownership; 172,500 shares that can be acquired under KELTIP Units, which can be settled in cash or common stock at the option of the board of directors; and 460,319 shares of restricted stock that will not vest within 60 days following March 23, 2015, and which do not contain voting rights until vested.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is currently comprised of Terry M. Palmer (Chairman), W. Durand Eppler and David H. Watkins. The Audit Committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the board of directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that an audit of the annual financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to the Statement of Auditing Standards, as amended, the Public Company Accounting Oversight Board (PCAOB) Auditing Standards and the NYSE MKT listing standards. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the board of directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2014, and the board of directors accepted the Audit Committee’s recommendations.

Submitted by the Members of the Audit Committee:

Terry M. Palmer, Chairman

W. Durand Eppler

David H. Watkins

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of such reports. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Golden Minerals during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of any class of equity securities of Golden Minerals failed to file on a timely basis, as disclosed in the above forms or reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

Stockholder Proposals

Stockholders may present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. Stockholder proposals prepared in accordance with the proxy rules must be received by us on or before December 12, 2015 to be included in our proxy statement for the annual meeting of stockholders in 2016. In addition, in accordance with our Bylaws, if a stockholder proposal is not received by us between January 22, 2016 and the close of business on February 21, 2016, it will not be considered or voted on at the annual meeting. Our Bylaws also contain other procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

OTHER MATTERS

Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the stockholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the annual meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

Deborah J. Friedman,
Corporate Secretary

Our Annual Report on Form 10-K filed with the Securities and Exchange Commission (including exhibits) may be obtained at no charge by any stockholder entitled to vote at the annual meeting who writes to: Karen Winkler, Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000240191_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jeffrey G. Clevenger 02 W. Durand Eppler 03 Michael T. Mason 04 Ian Masterton-Hume 05 Kevin R. Morano 06 Terry M. Palmer 07 Andrew N. Pullar 08 David H. Watkins Golden Minerals Company 350 Indiana Street, Suite 800 Golden, Colorado, 80401 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To ratify the selection of EKS&H, LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. 3. To approve, on an advisory basis, the compensation of our named executive officers. NOTE: To transact such other business as may properly come before the meeting or any postponements or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000240191_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . GOLDEN MINERALS COMPANY Annual Meeting of Stockholders May 21, 2015 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jeffrey G. Clevenger, Robert P. Vogels, and Deborah J. Friedman, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOLDEN MINERALS COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, Local Time on May 21, 2015, at the Courtyard by Marriott Denver West/Golden, 14700 W. 6th Avenue Frontage Road, Golden, CO 80401, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side